Exhibit 99.4

On March 31, 2008, AZZ incorporated entered into an Asset Purchase Agreement to acquire substantially all of the assets AAA Industries, Inc. The purchase price of the transaction was approximately $81.5 million, subject to adjustment as more fully described in the Asset Purchase Agreement filed on Form 8-K on April 2, 2008. The purchased assets included six galvanizing plants (three plants located in Illinois, one plant located in Indiana, one plant located in Minnesota and one plant located in Oklahoma) and related equipment and supplies.

The following is a condensed balance sheet showing the fair values of the assets acquired and the liabilities assumed as of the date of acquisition:

Current Assets	$18,086
Property and Equipment	$32,934
Intangible Assets	$16,070
Goodwill	$15,574
Total Assets	$82,664
Current Liabilities	$(1,193)
Net Assets Acquired	$81,471

Of the $16.1 million of intangible assets acquired, $1.8 million, $1.2 million and $13.1 million were assigned to non-compete agreements, trade names and customer relationships, respectively. These intangible assets are being amortized and have a weighted average life of 13.8 years. Goodwill of $15.6 million arising from the acquisition will be allocated to the Galvanizing Services Segment and will be deductible for income tax purposes.

The following pro forma information is based on the assumption the acquisition took place on March 1, 2007 for the income statement. The pro forma Condensed Balance Sheet is as of February 29, 2008, based upon AAA Galvanizing, Inc. historical balance sheet as of March 31, 2008.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of 2/29/08

	AZZ Historical	AAA Historical	Pro Forma Adjustments		Combined Pro Forma
ASSETS

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$2,226,941	$(868,089)	$19,397,249	(1)	$20,756,101
ACCOUNTS RECEIVABLE (NET OF ALLOWANCE)	38,901,577	7,959,334	-		46,860,911
INVENTORIES	43,426,468	11,155,674	(1,128,742)	(2)	53,453,400
REVENUE IN EXCESS OF BILLINGS ON
UNCOMPLETED CONTRACTS	13,044,076	-	-		13,044,076
DEFERRED INCOME TAXES	4,391,398	-	-		4,391,398
PREPAID EXPENSES AND OTHER	1,004,383	99,537	-		1,103,920

TOTAL CURRENT ASSETS	102,994,843	18,346,456	18,268,507		139,609,806

PROPERTY, PLANT AND EQUIPMENT (NET)	48,284,910	33,543,641	271,878	(3)	81,218,862

GOODWILL	40,962,104	-	15,573,941	(4)	56,536,045
OTHER ASSETS (NET OF ACCUMULATED AMORTIZATION)	1,077,423	856,624	15,213,376	(5)	17,147,423

TOTAL ASSETS	$193,319,280	$52,746,721	$49,327,702		$294,512,136

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES
ACCOUNTS PAYABLE	$16,035,932	$553,481	$-		$16,589,413
INCOME TAX PAYABLE	706,966	-	-		706,966
ACCRUED SALARIES & WAGES	4,919,804	271,000	-		5,190,804
OTHER ACCRUED LIABILITIES	10,285,285	11,334,123	(10,965,748)		10,653,660
CUSTOMER ADVANCE PAYMENT	2,115,330	-	-		2,115,330
BILLINGS IN EXCESS OF REVENUE ON					-
UNCOMPLETED CONTRACTS	3,798,179	-	-		3,798,179
COMPENSATION EXPENSE RELATED TO SARS	4,834,325	-	-		4,834,325

TOTAL CURRENT LIABILITIES	42,695,821	12,158,604	(10,965,748)		43,888,677

LONG TERM DEBT DUE AFTER ONE YEAR	-	24,416,151	75,583,849	(6)	100,000,000

DEFERRED INCOME TAXES	4,466,834	-	-		4,466,834

SHAREHOLDERS' EQUITY
COMMON STOCK, $1 PAR VALUE
SHARES AUTHORIZED-25,000,000
SHARES ISSUED 12,609,160	12,609,160	16,171,966	(16,171,966)	(7)	12,609,160
CAPITAL IN EXCESS OF PAR VALUE	16,369,938	-	-		16,369,938
RETAINED EARNINGS	119,549,115	-	-		119,549,115
LESS COMMON STOCK HELD IN TREASURY ( 480,188 AND 954,996 SHARES AT COST RESPECTIVELY)	(2,371,588)	-	-		(2,371,588)

TOTAL SHAREHOLDERS' EQUITY	146,156,625	16,171,966	(16,171,966)		146,156,625

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$193,319,280	$52,746,721	$48,446,135		$294,512,136

(1)	Excess cash from $100,000,000.00 Senior Notes secured for the purchase of AAA Galvanizing, Inc.
(2)	Inventory adjusted to market costs as compared to FIFO inventory cost basis.
(3)	Property, plant, and equipment adjusted to fair value per independent appraisal.
(4)	Goodwill resulting from purchase price accounting.
(5)	Other assets include intangibles for non-compete agreements, trade name, and customer relationships in the amounts of $1.8 million, $1.2 million and $13.1 million respectfully.
(6)	Senior notes secured for the purchase of AAA Galvanizing, Inc.
(7)	Elimination entries required for liabilities and equity not acquired.

AZZ incorporated
UNAUDITED PROFORMA CONDENSED INCOME STATEMENTS

	TWELVE MONTHS ENDED
	AZZ	AAA	Proforma		Combined
	2/29/08	2/29/08	Adjustments
	(AUDITED)	HISTORICAL

NET SALES	$320,193,104	$58,185,987	$-		$378,379,091

COSTS AND EXPENSES
COST OF SALES	239,651,058	48,168,203	1,579,323	(1)	289,398,584
SELLING, GENERAL AND ADMINISTRATIVE	36,261,642		(1,743,305)	(2)	34,518,337
INTEREST EXPENSE	1,494,731	1,956,580	4,283,420	(3)	7,734,731
NET (GAIN) LOSS ON SALE OF PROPERTY, PLANT AND EQUIPMENT	32,211	-	-		32,211
OTHER (INCOME)	(1,079,431)	(90,000)	-		(1,169,431)
	276,360,211	50,034,783	4,119,438		330,514,432

INCOME BEFORE INCOME TAXES	43,832,893	8,151,204	(4,119,438)		47,864,659
INCOME TAX EXPENSE	16,145,304	180,452	1,304,599	(4)	17,630,355

NET INCOME	$27,687,589	$7,970,752	$(5,424,037)		$30,234,304

EARNINGS PER COMMON SHARE
BASIC EARNINGS PER SHARE	$2.30				$2.52

DILUTED EARNINGS PER SHARE	$2.26				$2.47

WEIGHTED AVERAGE COMMON SHARES	$12,012,789				12,012,789

WEIGHTED AVERAGE COMMON SHARES AND POTENTIALLY DILUTIVE COMMON SHARES	$12,227,212				$12,227,212

(1)
Additional depreciation and amortization expense in the amount of $1.6 million was included due to the revaluation of fixed assets and intangibles asset appraisals to fair value per independent appraisers report.

(2)	Selling and General and Administrative costs were reduced to reflect Compensation expense that will not be continued.
(3)	Interest expense was increased to reflect additional debt through Senior Notes to purchase AAA Galvanizing, Inc.
(4)	Income taxes were increased to reflect the combined effective tax rates after completion of the acquisition.